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Exhibit 23.1



                               CONSENT OF KPMG LLP



The Board of Directors and Stockholders
FTD.COM INC.:

We consent to incorporation by reference in the registration statement on Form S-8 of FTD.COM INC. of our report dated July 27, 2000, relating to the balance sheets of FTD.COM INC. as of June 30, 2000 and 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report filed on Form 10-K of FTD.COM INC.



/s/ KPMG LLP


Chicago, Illinois
August 23, 2000